Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated April 13, 2004, included in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-110509) of Path 1 Network Technologies Inc. (No. 333-110509), relating to their consolidated financial statements for the years ended December 31, 2003 and 2002. We also consent to the reference to us under the heading “Experts” in this Form S-3

SWENSON ADVISORS, LLP

San Diego, California

May 3, 2004